Exhibit 99.1

                MOLSON COORS REPORTS 2005 SECOND QUARTER RESULTS

     DENVER, and MONTREAL, Aug. 2 /PRNewswire-FirstCall/ -- Molson Coors Brewing Company (NYSE: TAP; TSX) today announced higher consolidated net sales and sales volume, and lower net income for the second quarter of 2005 compared to the second quarter of 2004. Higher consolidated sales volume and net sales were attributable to the inclusion of Molson Inc. results in the second quarter of 2005 but not in the second quarter of 2004. Lower net income of $38.5 million, or $0.45 per share, was primarily attributable to special charges totaling $87.7 million in the second quarter 2005.

     For the 13-week second quarter ended June 26, 2005, the company reported net sales of $1.6 billion and sales volume of 12,799,000 barrels, or 15,019,100 hectoliters (hl). Excluding special items and merger-related amortization expense, the company reported after-tax income of $105.1 million*, or $1.22 per share, for the 2005 second quarter, down 12.4 percent from 2004 on a pro forma basis. (*See table below for reconciliation to nearest U.S. GAAP measure.) The company's effective tax rate during the second quarter 2005 was 53.0 percent, or
37.5 percent excluding special items and merger-related amortization.

     The company plans to file an amended first quarter 2005 Form 10-Q later this week to correct the initial recording of a U.S. deferred tax asset as part of the purchase accounting for its U.K. acquisition in 2002. Due to the change, the company will restate its first quarter 2005 tax provision and earnings. The company still expects its long-term effective tax rate excluding Brazil losses to be in the range of 25 to 30 percent.

     The company's restated first quarter 2005 net loss was $75.7 million, or $0.88 per share, on a pro forma basis. Excluding special items and merger-related amortization expense, after-tax income was $7.0 million, or $0.08 per share, on a pro forma basis, down 86 percent from a year ago.*

     On a consolidated pro forma basis, compared to the second quarter 2004, the company's second quarter 2005 results included:

     * Sales to retail                                  (3.8)%
     * Sales volume                                     (3.1)%
     * Net sales                                        (1.3)%
     * Operating income                                (49.0)%
     * Earnings per share                              (65.2)%
     * After-tax income, excluding special items
        and merger-related amortization expenses       (12.4)%

     Leo Kiely, Molson Coors president and chief executive officer, said, "Overall, our second quarter results were mixed, with some trend improvements in our two largest markets -- Canada and the U.S. -- and continuing challenges in both our Europe and Brazil segments. In Canada, our year-over-year sales to retail increased 2.1 percent during the second quarter, which was our best retail sales performance in the last seven quarters in Canada, with Coors Light growing more than 10 percent from a year ago. In the U.S., Coors Light sales to retail were up slightly compared to a year ago. In addition, the U.S. pricing environment was still favorable, despite competitive discounting activity in some key markets on select brands and packages.

     "We also faced some headwinds during the second quarter, especially in our Europe segment, which was significantly challenged by a weak U.K. beer industry, increased competitive discounting and margin pressure from unfavorable brand and channel mix changes. In Brazil, cost and pricing trends have improved, but continued sales declines and operating losses challenged this business.

    "For the remainder of the year, we will focus on making even more progress improving our sales trends in Canada and the U.S. In the U.K., we are working to restore volume momentum with targeted sales efforts in both the on-premise and off-premise channels while maintaining the strength of our U.K. brand equities. We're also accelerating a number of U.K. cost reduction initiatives. Across the enterprise, we will continue our work integrating the operations and organization of the combined Molson and Coors business as we build a more competitive and profitable global beer company."

     Canada Segment
     Canada segment comparable sales to retail were up 2.1 percent during the second quarter 2005 compared to a year ago largely due to favorable weather and stronger sales and marketing programs versus a year ago. Sales volume of 2,218,000 barrels (2,602,600 hl) was down 2.8 percent on a comparable basis from a year ago primarily due to a reduction in trade inventories and one fewer shipping day compared to last year, along with lower export volume. Canada segment net sales were up approximately 6 percent on a pro forma basis from the second quarter of 2004 driven by favorable foreign exchange rates. Operating income in Canada during the second quarter 2005 decreased 11.9 percent on a pro forma basis from the prior year due to lower sales volume, incremental investments in core brands and higher non-headcount-related general and administrative expenses.

     United States Segment
     In the second quarter 2005, sales volume and net sales in the U.S. segment increased 0.5 percent and 2.7 percent, respectively, on a pro forma basis from the second quarter a year ago. U.S. sales to retail decreased 2.6 percent on a pro forma basis during the quarter, driven largely by the lapping of the 2004 nationwide rollout of the company's Aspen Edge brand. Coors Light sales to retail increased slightly in the second quarter 2005, the first such increase for Coors Light in the U.S. in nine quarters. Including a special charge of $10.0 million, U.S. operating income of $78.8 million increased 3.8 percent on a pro forma basis compared to a year earlier, driven by positive pricing and lower manufacturing costs, partially offset by higher materials and energy costs. Excluding the special charge, U.S. operating income increased 17 percent on a pro forma basis.

     Europe Segment
     In the second quarter 2005, Europe segment sales volume decreased by 5.8 percent compared to a year ago, with Carling sales volume declining less than
2.0 percent. Net sales per barrel decreased 10.5 percent from the second quarter of 2004, primarily because of a change in contractual arrangements on some factored brand sales, which reduced both net sales and cost of goods sold by $65 million, with no impact on profits.

     The U.K. beer industry as a whole was impacted negatively by lower consumer spending. The company's U.K. sales volume declines during the quarter were further driven by unusually high levels of competitor discounting in both the on-premise and off-premise channels, as well as the lapping of higher second quarter 2004 sales volume, which benefited from the Euro 2004 soccer tournament. Including a special credit of $3.2 million, Europe segment operating income during the second quarter 2005 decreased 37.2 percent from the prior year.

     Brazil Segment
     Brazil segment net sales during the second quarter increased nearly 20 percent on a pro forma basis from the second quarter of 2004, driven by favorable beer pricing and a 16 percent appreciation of the Brazilian real versus the U.S. dollar. Sales volume of 1,637,000 barrels (1,920,950 hl) declined 11.7 percent on a comparable basis versus a year ago. Excluding special charges, the Brazil segment reduced operating losses by approximately half on a pro forma basis from the second quarter 2004. The company cannot recognize a tax benefit from the operating losses generated by the Brazil segment, which caused a 26 percentage point increase in the company's effective tax rate in the second quarter. The company has made solid progress in its detailed assessment of its Brazil operations and evaluation of options for the future of the business.

     Special Items
     The company reported special charges totaling $87.7 million during the second quarter 2005, including:

     * Brazil results include a $46.7 million special charge to increase contingent liabilities due to developments in the quarter that indicate a higher probability of future payments in certain transactional tax disputes.
     * Corporate segment special charges were $34.2 million, primarily due to severance payments and benefits for executives who left the company following the merger, including the cost of providing a price per share floor under stock options for some of these executives.
     * In the U.S., special charges of $10.0 million were primarily for accelerated depreciation of the Memphis brewery, which will be closed by early 2007.
     * In Europe, a special credit of $3.2 million was due to one-time development profits on real estate formerly held by the company.

     Synergies Update
     In the second quarter 2005, Molson Coors synergy teams continued to pursue aggressively $175 million of pretax cost synergies that the company has committed to capturing over the next three years. Since the completion of the merger on February 9, 2005, the company has captured approximately $15 million in cost synergies, with the savings mostly in overhead costs. The company believes it is on track to capture the $50 million cost synergy commitment for 2005.

     Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the company's second quarter financial results. The company will provide a live webcast of the earnings call. Approximately two hours after the conclusion of the earnings call, the company also will host an online, real-time webcast of an Investor Relations "Working Session" with financial analysts at 3:00 p.m. Eastern Time. Both webcasts will be accessible via the company's website, www.molsoncoors.com. Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on September 30, 2005.

     *Molson Coors Brewing Company
     After-tax Income Excluding Special Items and
     Merger-related Amortization
     Reconciliation to Nearest U.S. GAAP Measure
     (In thousands of $US)

     2005 Second Quarter

     U.S. GAAP:    Net income -- reported                        $     38,546
     Add back:     Special items                                       87,673
     Add back:     Merger-related amortization expense                 14,043
     Minus:        Tax effect on special items                        (21,918)
     Minus:        Tax effect on merger-related amortization           (5,266)
     Minus:        Minority interest in special items                  (7,964)
     Non-GAAP:     After-tax income, excluding special
                   items and merger-related amortization         $    105,114

     2005 First Quarter
     Reported U.S. GAAP loss                                     $    (46,538)
     Adjustment to restate tax benefit                                 12,354
     Restated GAAP loss                                               (34,184)
     Pre-merger results of Molson, Inc., net of tax (1)               (41,513)
     Pro forma net loss, restated                                     (75,697)
     Add back:     Special items (2)                                   83,849
     Add back:     Merger-related amortization (2)                     15,959
     Minus:        Tax effect on special items (2)                    (11,765)
     Minus:        Tax effect on merger-related amortization (2)       (1,506)
     Minus:        Minority interest in special items (2)              (3,854)
     Pro forma net income, excluding special items               $      6,986

     (1) Includes fair value and other pro forma adjustments estimated for the pre-merger period.
     (2) Amounts indicated are for the full thirteen weeks ended March 27, 2005.

     The company provides -- and management uses -- the above non-GAAP measures to give a more meaningful view of the ongoing profit performance of the company.

     (Summary of Operations Attached)

     Forward-Looking Statements
     This press release includes "forward-looking statements" within the meaning of the federal securities laws, and language indicating trends, such as "trend improvements," "progress," "improving sales trends" and "on track." It also includes financial information, of which, as of the date of this press release, the company's independent auditors have not completed their review. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the company's projections and expectations are disclosed in the company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

                          MOLSON COORS BREWING COMPANY
                      SUMMARY OF OPERATIONS -- CONSOLIDATED
                                2nd QUARTER 2005
                                   (Unaudited)

                                     Thirteen Weeks Ended           Twenty-six Weeks Ended
                                 -----------------------------   -----------------------------
  (In thousands, except per         June 26,        June 27,        June 26,        June 27,
        share amounts)               2005            2004            2005            2004
------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                         12,799           8,821          20,893          15,861

Sales                            $   2,198,158   $   1,549,843   $   3,627,595   $   2,785,013
Excise taxes                          (586,845)       (399,631)       (952,137)       (710,808)
Net sales                            1,611,313       1,150,212       2,675,458       2,074,205

Costs and expenses:
  Cost of goods sold                  (940,233)       (703,024)     (1,640,347)     (1,314,768)
Gross profit                           671,080         447,188       1,035,111         759,437

  Marketing, general and
   administrative                     (475,691)       (322,062)       (819,712)       (605,839)
  Special items                        (87,673)             --        (128,373)             --
Operating income                       107,716         125,126          87,026         153,598

  Other income (expense)
   -- net                                2,886           1,835          (2,988)            (20)
  Interest expense -- net              (40,046)        (13,025)        (61,873)        (28,563)
Income before income taxes              70,556         113,936          22,165         125,015
Income tax expense                     (37,418)        (36,495)        (21,725)        (40,228)
Income before minority
 interests                              33,138          77,441             440          84,787
Minority interests                       5,408          (5,405)          3,922          (7,911)
Net income (1)                   $      38,546   $      72,036   $       4,362   $      76,876

Net income per share
 (basic)                         $        0.45   $        1.94   $        0.06   $        2.08
Net income per share
 (diluted)                       $        0.45   $        1.90   $        0.06   $        2.05

Weighted average number of
 shares o/s (basic) (2)                 85,321          37,160          74,214          36,911
Weighted average number of
 shares o/s (diluted)                   85,928          37,862          75,124          37,568

Cash dividends declared
 per share                       $        0.32   $       0.205   $        0.64   $       0.410

(1) Purchase accounting, which is preliminary as of June 26, 2005, could result in additional income or loss that these results do not reflect on an annualized basis when finalized in subsequent reporting periods.

(2)  Shares outstanding at December 26, 2004 totaled 37.7 million and were
     85.3 million at June 26, 2005, largely as a result of the merger.

NOTE: All results prior to February 9, 2005, exclude Molson Inc., which merged with Adolph Coors Company on that date.

                          MOLSON COORS BREWING COMPANY
                         SUMMARY OF OPERATIONS -- CANADA
                                2nd QUARTER 2005
                                   (Unaudited)

                                      Thirteen Weeks Ended          Twenty-six Weeks Ended
                                 -----------------------------   -----------------------------
                                    June 26,        June 27,        June 26,        June 27,
       (In thousands)                2005            2004            2005            2004
------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                          2,218              --           3,093              --

Sales                            $     571,299   $      14,731   $     810,622   $      27,194
Excise taxes                          (132,706)             --   $    (175,698)             --
Net sales                              438,593          14,731   $     634,924          27,194

Costs and expenses:
  Cost of goods sold                  (218,651)             --        (352,814)             --
Gross profit                           219,942          14,731         282,110          27,194

  Marketing, general and
   administrative                     (113,310)            198        (159,097)            234
Operating income                       106,632          14,929         123,013          27,428

  Other income -- net                      706              --              --              --
Earnings before income taxes     $     107,338   $      14,929   $     123,013   $      27,428

                          MOLSON COORS BREWING COMPANY
                     SUMMARY OF OPERATIONS -- UNITED STATES
                                2nd QUARTER 2005
                                   (Unaudited)

                                      Thirteen Weeks Ended          Twenty-six Weeks Ended
                                 -----------------------------   -----------------------------
                                    June 26,        June 27,        June 26,        June 27,
       (In thousands)                2005            2004            2005            2004
------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and
 other beverages sold                    6,334           6,050          11,128          10,919

Sales                            $     815,045   $     762,104   $   1,425,904   $   1,369,040
Excise taxes                          (113,063)       (108,515)       (198,949)       (195,548)
Net sales                              701,982         653,589       1,226,955       1,173,492

Costs and expenses:
  Cost of goods sold                  (409,994)       (385,765)       (741,421)       (716,961)
Gross profit                           291,988         267,824         485,534         456,531

  Marketing, general and
   administrative                     (203,159)       (193,210)       (374,638)       (362,285)
  Special items                         (9,999)             --         (17,446)             --
Operating income                        78,830          74,614          93,450          94,246

  Other (expense) income
   -- net                                  (18)          1,077              58           2,283
Earnings before
 income taxes                    $      78,812   $      75,691   $      93,508   $      96,529

                          MOLSON COORS BREWING COMPANY
                         SUMMARY OF OPERATIONS -- EUROPE
                                2nd QUARTER 2005
                                   (Unaudited)

                                      Thirteen Weeks Ended          Twenty-six Weeks Ended
                                 -----------------------------   -----------------------------
                                    June 26,        June 27,        June 26,        June 27,
       (In thousands)                2005            2004            2005            2004
------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                          2,610           2,771           4,651           4,942

Sales                            $     679,002   $     773,008   $   1,224,856   $   1,388,779
Excise taxes                          (272,714)       (291,116)       (491,437)       (515,260)
Net sales                              406,288         481,892         733,419         873,519

Costs and expenses:
  Cost of goods sold                  (266,956)       (317,259)       (491,010)       (597,807)
Gross profit                           139,332         164,633         242,409         275,712

  Marketing, general and
   administrative                     (113,325)       (118,104)       (222,461)       (226,113)
  Special items                          3,230              --            (399)             --
Operating income                        29,237          46,529          19,549          49,599

  Other (expense)
   income -- net                        (2,240)            482          (6,593)         (1,994)
  Interest income -- net                 3,382           3,843           6,958           8,071
Earnings before income
 taxes                           $      30,379   $      50,854   $      19,914   $      55,676

                          MOLSON COORS BREWING COMPANY
                         SUMMARY OF OPERATIONS -- BRAZIL
                                2nd QUARTER 2005
                                   (Unaudited)

                                    Thirteen Weeks Ended (1)       Twenty-six Weeks Ended (1)
                                 -----------------------------   -----------------------------
                                    June 26,        June 27,        June 26,        June 27,
       (In thousands)                2005            2004            2005            2004
------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                          1,637              --           2,021              --

Sales                            $     132,812   $          --   $     166,213   $          --
Excise taxes                           (68,362)             --         (86,053)             --
Net sales                               64,450              --          80,160              --

Costs and expenses:
  Cost of goods sold                   (44,632)             --         (55,102)             --
Gross profit                            19,818              --          25,058              --

  Marketing, general and
   administrative                      (29,292)             --         (35,943)             --
  Special items                        (46,710)             --         (46,710)             --
Operating loss                         (56,184)             --         (57,595)             --

  Other (expense) -- net                  (308)             --            (317)             --
  Interest expense                      (9,829)             --         (10,991)             --
Loss before income taxes         $     (66,321)  $          --   $     (68,903)  $          --

(1) The Brazil segment's results are reported from February 9, 2005, the effective date of the merger with Molson, Inc. The Brazil segment is reported one month in arrears. Accordingly, the amounts above represent Brazil's results from March 1, 2005, through May 31, 2005, for the quarter and from February 9, 2005 through May 31, 2005 for the year to date.

                          MOLSON COORS BREWING COMPANY
                       SUMMARY OF OPERATIONS -- CORPORATE
                                2nd QUARTER 2005
                                   (Unaudited)

                                      Thirteen Weeks Ended          Twenty-six Weeks Ended
                                 -----------------------------   -----------------------------
                                    June 26,        June 27,        June 26,        June 27,
       (In thousands)                2005            2004            2005            2004
------------------------------   -------------   -------------   -------------   -------------
Barrels of beer and other
 beverages sold                             --              --              --              --

Sales                            $          --   $          --   $          --   $          --
Excise taxes                                --              --              --              --
Net sales                                   --              --              --              --

Costs and expenses:
  Cost of goods sold                        --              --              --
Gross profit                                --              --              --              --

  Marketing, general and
   administrative                      (16,605)        (10,946)        (27,573)        (17,675)
  Special items                        (34,194)             --         (63,818)
Operating loss                         (50,799)        (10,946)        (91,391)        (17,675)

  Other income (expense)
   -- net                                4,746             276           3,864            (309)
  Interest expense -- net              (33,599)        (16,868)        (57,840)        (36,634)
Loss before income taxes         $     (79,652)  $     (27,538)  $    (145,367)  $     (54,618)

CONTACT: Sylvia Morin, +1-514-590-6345, or Investor Relations, Dave Dunnewald, +1-303-279-6565, or Kevin Caulfield, +1-303-277-6894, all of Molson Coors
Brewing Company/Web site: http://www.molsoncoors.com